Exhibit 5.1

ARIAS, ALEMAN & MORA

JAIME MORA S.		OFICINAS AFILIADAS:
JOSE RAUL ARIAS	ABOGADOS - ATTORNEYS AT LAW
ALVARO A. ARIAS	APARTADO P. O. BOX 0830-1580	BRITISH VIRGIN ISLANDS (BVI)
JOSE M. ALEMAN	PANAMA 9, PANAMA	ARAMO TRUST CO. LIMITED
LUIS MASTELLARI		H.R. Penn Ltd. Building
STELLA M. BALLANIS	Telefono: (507) 270-1011	#177 Main Street
ANALIDA ROMERO L.	Telefax: (507) 270-0174	Road Town, Tortola
MARCELA BELOSO	(507) 270-0175	Telephone: (284) 494-3366
ALEXANDER GONZALEZ	E-mail: aramo@aramolaw.com
JAVIER CARRIZO A.	Web Page: www.aramolaw.com
NILKA MORA
IRMA PUELLO
MIGUEL ALEMAN
JAIME A. MORA

Panama, September     , 2014

INTERCORP FINANCIAL SERVICES INC.

Interbank Tower, Av. Carlos Villaran 140

La Victoria, Lima, Republic of Peru

Re:	Legal opinion regarding the validity of shares

issued by Intercorp Financial Services Inc.

Ladies and Gentlemen:

We have acted as special Panama counsel to Intercorp Financial Services Inc. (the “Company”), a corporation organized under the laws of Panama, in connection with the proposed offer and sale by IFH Capital Corp. and Intercorp Capital Investments Inc. (the “Selling Shareholders”) of an aggregate of              common shares, with no par value, of the Company, and, at the option of the underwriters, an aggregate of not more than              additional shares of its common shares (the “Common Shares”), in accordance with the Underwriting Agreement (the” Underwriting Agreement”) to be entered into among the Company; the Selling Shareholders; and the several underwriters represented by Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and under the Registration Statement on form F-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission, pursuant to the United States Securities Act of 1933, as amended.

We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of the Articles of Incorporation of the Company, as amended and/or restated as of the date hereof, such other statutes, records, certificates, agreements, documents and other instruments as we have deemed necessary or appropriate for purpose of the opinion hereafter expressed. As to various questions of the fact material to the opinion hereinafter expressed, we have relied, and to the extent we have deemed necessary or appropriate, without independent check or verification of their accuracy, on the representations and warranties of the Company contained in the records, certificates, agreements, instrument, documents and other instruments furnished or made available to us by the Company or the officers or other representatives of the Company. In making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photo static copies thereof, and the authenticity of the originals of such latter documents.

On the basis of and subject to the foregoing, we are of the opinion that the Common Shares to be sold by the Selling Shareholders are duly and validly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 of the Registration Statement and to the reference to use under the headings “Taxation,” “Validity of Securities” and “Enforceability of Civil Liabilities” in the Prospectus that forms a part of the Registration Statement.

The opinions expressed herein are limited to the laws of Panama and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. No member of this firm is an officer or director of the Company.

Very truly yours,
ARIAS, ALEMAN & MORA

Luis Mastellari
LEM/oh